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                        [CLIFFORD CHANCE US LLP OPINION]

                                                                     EXHIBIT 5.1

December 15, 2004

Feldman Mall Properties, Inc.
3225 North Central Avenue, Suite 1205
Phoenix, Arizona 85012

Ladies and Gentlemen:

We have acted as counsel to Feldman Mall Properties, Inc. (the "Company") in connection with the offer and sale by the Company of shares of its common stock, par value $.01 per share (the "Common Stock"). The Common Stock is being sold pursuant to the Company's Registration Statement on Form S-11 (File No. 333-118246) (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus for the offering of shares of Common Stock included in the Registration Statement, such shares of Common Stock will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,